REDEMPTION AGREEMENT
This Redemption Agreement (this “Agreement”) is entered into as of January 26, 2017 (the “Effective Date”), by and among AutoMD, Inc., a Delaware corporation (“AutoMD”), with an address of 16941 Keegan Avenue, Carson, California 90746, Federal-Mogul Motorparts Corporation, a Delaware corporation (“Fed-Mogul MP”), with an address of 26555 Northwestern Highway, Southfield, Michigan 48033, and Muzzy-Lyon Auto Parts, Inc., a Delaware corporation (“Muzzy-Lyon”), with an address of 26555 Northwestern Highway, Southfield, Michigan 48033. AutoMD, Fed-Mogul MP, and Muzzy-Lyon shall collectively be referred to herein as the “Parties”, and each may be referred to herein as a “Party”.
WHEREAS, Muzzy-Lyon owns 3,000,000 shares of AutoMD common stock (the “Shares”);
WHEREAS, Muzzy-Lyon and its parent company, Fed-Mogul MP, have alleged certain claims against AutoMD and its parent company, U.S. Auto Parts Network, Inc. (“USAP”), and their respective directors and officers, with respect to Muzzy-Lyon’s investment in AutoMD.
WHEREAS, the Parties each desire to effect a redemption of the Shares by AutoMD and to settle and compromise fully and finally any and all disputes, controversies, entitlements, and claims that Muzzy-Lyon and Fed-Mogul MP may have against AutoMD and USAP and their respective directors and officers, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the promises, covenants, and agreements contained herein, the Parties agree as follows:

1.	Redemption.
1.1    Redemption. Subject to the terms and conditions set forth in this Agreement, Muzzy-Lyon agrees to sell to AutoMD, and AutoMD agrees to purchase and redeem the Shares from Muzzy-Lyon (the “Redemption”).
1.2    Closing.
(a)The closing of the Redemption (the “Closing”) shall be effective as of the Effective Date.
(b)At Closing, Muzzy-Lyon shall deliver to AutoMD the share certificate evidencing the Shares, together with a stock power executed in blank; and
(c)At Closing, AutoMD shall deliver to Muzzy-Lyon the sum of $775,000 (the “Redemption Price”) by wire transfer of immediately available funds to an account or accounts designated by Muzzy-Lyon.
1.3    Termination of Obligations under Existing Agreements. From and after the Closing, except as otherwise set forth in this Agreement or any agreement, instrument, or document executed in connection herewith or delivered at Closing, all of the Parties’ obligations (whether accrued or contingent) to each other under all agreements between Muzzy-Lyon and/or Fed-Mogul MP, on the one hand, and USAP and/or AutoMD, on the other hand, shall cease and be of no further force and effect and, as among the Parties, such agreements shall be deemed terminated and of no further force or effect, including without limitation, the following agreements and the Parties’ obligations thereunder: (a) the Investor Rights Agreement, dated October 8, 2014, by and among AutoMD and the investors named therein, (b) the Voting Agreement, dated October 8, 2014, by and among AutoMD and the investors named therein, (c) the Right of First Refusal Agreement and Co-Sale Agreement, dated October 8, 2014, by and among AutoMD and the investors named therein, (d) the Common Stock Purchase Agreement, dated October 8, 2014, by and among AutoMD and the investors named therein (collectively, the “AutoMD Financing Documents”), and (e) the Marketing Agreement, dated October 8, 2014 entered into by and among AutoMD, Fed-Mogul MP and Muzzy-Lyon (the “Marketing Agreement”).

2.	Release.
2.1    Muzzy-Lyon and Fed-Mogul MP Release.
(a)Muzzy-Lyon and Fed-Mogul MP hereby acknowledge that, in consideration for the Redemption and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, from and after the Closing, Muzzy-Lyon and Fed-Mogul MP, on behalf of themselves, Federal-Mogul Holdings Corporation and Muzzy-Lyon’s and Fed-Mogul MP’s respective subsidiaries, agents, legal representatives, predecessors, successors, assigns and affiliates through common ownership under Federal-Mogul Holdings Corporation (collectively, the “Other Releasing Parties”) hereby fully, finally, and completely releases each of AutoMD, USAP and their respective subsidiaries, affiliates, stockholders, officers, directors, employees, agents, attorneys, representatives and representatives of each of them (the “Released Parties”), of and from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with Muzzy-Lyon’s investment in AutoMD, Muzzy-Lyon’s rights as a stockholder of AutoMD, Muzzy-Lyon’s rights under the AutoMD Financing Documents and Marketing Agreement, and/or any other facts or events occurring on or before the Closing; provided, however, that neither Muzzy-Lyon nor Fed-Mogul MP is releasing (i) any claims for breach of any representation, warranty, covenant or agreement of this Agreement or any agreement, instrument, or document executed or delivered in connection with the Closing by any Released Parties, and (ii) any commercial claims in the ordinary course of business between USAP on the one hand, and Seller and/or the Other Releasing Parties, on the other hand (which, for clarity, will not include any claims related to equity ownership in AutoMD or the AutoMD Financing Documents or the Marketing Agreement). Muzzy-Lyon and Fed-Mogul MP, on behalf of themselves and the Other Releasing Parties, agree that this Agreement includes a release of any negligence claims, contractual claims for breach or default, and any claims for any alleged breach of fiduciary duties owed by AutoMD, USAP, or any of the other Released Parties in any capacity, and any related attorneys’ fees and costs, if any, that Muzzy-Lyon and Fed-Mogul MP or any of the Other Releasing Parties may have against AutoMD, USAP, or any of the other Released Parties. Muzzy-Lyon and Fed-Mogul MP, on behalf of themselves and the Other Releasing Parties, waive and release the Released Parties from each and every claim that this Agreement was procured by fraud or signed under duress or coercion so as to make this release not binding. Each of Muzzy-Lyon and Fed-Mogul MP, on behalf of themselves and the Other Releasing Parties, understand and agree that by signing this Agreement they are giving up the right to pursue legal claims that it may have against any of the Released Parties.
(b)The release set forth in this Section 2.1 is intended as a release of all claims against the Released Parties, whether now known or unknown. In furtherance thereof, Muzzy-Lyon and Fed-Mogul MP, on behalf of themselves and the Other Releasing Parties, expressly waive any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight, error or otherwise, been omitted from the terms of this Agreement. Each of Muzzy-Lyon and Fed-Mogul MP, on behalf of themselves and the Other Releasing Parties, make this waiver with full knowledge of their rights, after consulting with legal counsel, and with specific intent to release both their known and unknown claims.
(c)Muzzy-Lyon and Fed-Mogul MP hereby represent and warrant that neither Muzzy-Lyon nor Fed-Mogul MP nor any Other Releasing Party has assigned or otherwise transferred to any other person or entity any interest in any claim, action, demand and/or cause of action it has, or may have, or may claim to have in connection with the matters released hereby and/or the persons and entities released herein, and hereby agrees to indemnify and hold harmless the Released Parties from any and all injuries, harm, damages, penalties, costs, losses, expenses and/or liability or other detriment including all reasonable attorneys’ fees incurred as a result of any and all claims, actions, demands, and/or causes of action of whatever nature or character that may hereafter be asserted against any of the Released Parties by any person or entity claiming by, through or under Muzzy-Lyon or Fed-Mogul MP or any Other Releasing Party by virtue of such an assignment or other transfer.

(d)In furtherance of Muzzy-Lyon’s and Fed-Mogul MP’s intent to waive and release any and all claims against the Released Parties, on behalf of themselves and the Other Releasing Parties, whether or not now known to Muzzy-Lyon and Fed-Mogul MP, Muzzy-Lyon and Fed-Mogul MP also expressly waive and release, on behalf of themselves and the Other Releasing Parties, any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.
Muzzy-Lyon and Fed-Mogul MP, on behalf of themselves and the Other Releasing Parties, acknowledge that they understand that this provision means that, if they later discover facts different from, or facts in addition to, those facts currently known by them, or believed by them to be true, the waivers and releases of this Agreement will remain effective in all respects-despite such different or additional facts and Muzzy-Lyon’s and Fed-Mogul MP’s or any Other Releasing Party’s later discovery of such facts, and even if they would not have agreed to these waivers and releases if they had prior knowledge of such facts.

3.	Representations and Warranties of Muzzy-Lyon and Fed-Mogul MP. Muzzy-Lyon and Fed-Mogul MP jointly and severally represent and warrant to AutoMD as follows:
3.1    Ownership. Muzzy-Lyon owns the Shares beneficially and of record free and clear of all liens, claims, encumbrances, proxies and restrictions of any kind or nature whatsoever and will convey to AutoMD valid and marketable title to the Shares, except restrictions on transfer imposed by applicable securities laws and the AutoMD Financing Documents. Except as may be specified in the AutoMD Financing Documents, there are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of the Shares issued, created or otherwise made effective by Muzzy-Lyon or Fed-Mogul MP, nor any outstanding securities convertible into or exchangeable for any of the Shares issued, created or otherwise made effective by Muzzy-Lyon or Fed-Mogul MP.
3.2    Authority. Upon the execution and delivery by Muzzy-Lyon and Fed-Mogul MP of this Agreement and the other agreements contemplated hereby, this Agreement and the other agreements contemplated hereby will constitute the legal, valid, and binding obligations of Muzzy-Lyon and Fed-Mogul MP. Muzzy-Lyon and Fed-Mogul MP each have the right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the other agreements contemplated hereby. Neither Muzzy-Lyon nor Fed-Mogul MP is, nor will be, required to obtain any consent from any person in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby, the consummation or performance of any of the transactions contemplated hereby or thereby, or the sale and delivery of the Shares (other than consents obtained prior to, and in full force and effect as of, the Effective Date).
3.3    Investment Representations.
(a)Muzzy-Lyon is capable of evaluating and bearing the risks and merits of selling the Shares for the Redemption Price and pursuant to the terms of this Agreement.
(b)Muzzy-Lyon has had, during the course of this transaction and prior hereto, the opportunity to ask questions of, and receive answers from, AutoMD and its management concerning AutoMD, its operations and prospects, and the terms and conditions of this Agreement.
(c)Muzzy-Lyon believes that it has received all such information as it considers necessary for evaluating the risks and merits of selling the Shares for the Redemption Price and pursuant to the terms of this Agreement and for verifying the accuracy of any information furnished to it or to which it had access.
(d)Neither AutoMD, nor USAP, nor any of the other Released Parties has made any representations or warranty, express or implied, regarding AutoMD, its management, operations and prospects, the value of the Shares or otherwise regarding any aspect of the transaction except as set forth in Section 4 of this Agreement, and Muzzy-Lyon is not relying on any such representation or warranty not contained in Section 4 of this Agreement, and shall have no claim or right against either AutoMD or USAP or any of their respective Released Parties with respect to any information, documents or materials furnished by either AutoMD or USAP or any of their respective Released Parties to Muzzy-Lyon, Fed-Mogul MP or any of their respective affiliates, employees, attorneys, advisors or representatives in any data room, presentation, interview or in any other form or manner relating to the transactions contemplated hereby.
3.4    Acceptance of Risk. Muzzy-Lyon and Fed-Mogul MP, on behalf of themselves and the Other Releasing Parties, are entering into this Agreement freely and understand and expressly accept and assume the economic and market risk associated with Muzzy-Lyon selling the Shares for the Redemption Price (including that the Redemption Price may be less than the fair market value of the Shares or less than the price that the Shares might have been sold for in an alternative transaction), agree that this Agreement shall be in all respects effective and not subject to termination or rescission under any circumstances, and agree, on behalf of themselves and the other Releasing Parties, that they shall have no claim or right against AutoMD, USAP or any of the other Released Parties based on the Redemption Price being less than the fair market value of the Shares or less than the price that the Shares might have been sold for in an alternative transaction.
3.5    Tax Consequences. Muzzy-Lyon and Fed-Mogul MP acknowledge that AutoMD is making no representation or warranty as to the tax consequences for Muzzy-Lyon and Fed-Mogul MP in selling the Shares for the Redemption Price pursuant to this Agreement. Muzzy-Lyon and Fed-Mogul MP further acknowledge that each has had an opportunity to seek independent counsel and advisors with respect to tax and other matters relating to this Agreement, that Muzzy-Lyon shall bear the full tax consequences, if any, of selling the Shares for the Redemption Price and pursuant to the terms of this Agreement in all circumstances.

4.	Representations and Warranties of the Company. AutoMD represents and warrants to Muzzy-Lyon and Fed-Mogul as follows:
4.1    Capital Structure. The Company’s authorized capital stock (immediately prior to Closing) is 23,450,000 shares of common stock, of which 21,500,000 shares are currently issued and outstanding. In addition, there are 1,405,000 options to purchase shares of common stock outstanding. The 21,500,000 outstanding shares of common stock together with the 1,405,000 options represent all of the outstanding equity interests in AutoMD. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require AutoMD to issue, sell or otherwise cause to become outstanding any of its capital stock, other than those set forth in the AutoMD Financing Documents. There are no outstanding stock appreciation, phantom stock or similar rights with respect to AutoMD. AutoMD has no obligation of any kind to issue any additional equity interests in AutoMD to any person.
4.2    Authority. Upon the execution and delivery by AutoMD of this Agreement and the other agreements contemplated hereby, this Agreement and the other agreements contemplated hereby will constitute the legal, valid, and binding obligations of AutoMD. AutoMD has the right, power, and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations under this Agreement and the other agreements contemplated hereby. Other than consents obtained prior to, and in full force and effect as of, the Effective Date, AutoMD is not, nor will be, required to obtain any consent from any person in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby, the consummation or performance of any of the transactions contemplated hereby or thereby, or the Redemption.
4.3    General. AutoMD has made similar redemption offers to each of the AutoMD minority stockholders in the amounts set forth on Exhibit A. In addition, AutoMD is not engaged in any discussion (i) with any representative of any other business or businesses regarding the consolidation or merger of AutoMD with or into any such other business or businesses, or (ii) with any corporation, partnership, limited liability company, or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of AutoMD, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of AutoMD is disposed of.

5.
Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware, without giving effect to conflict of law principles thereof. The parties agree that any action brought by any Party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each Party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the State of Delaware.

6.
Terms Confidential. The Parties shall keep the terms, amounts and facts of this Agreement completely confidential to avoid disclosure hereafter of any information concerning this Agreement to anyone except their respective attorneys, accountants, or other professional advisors. Notwithstanding the foregoing prohibition, (a) the Parties shall not be prohibited from disclosing the terms, amounts and facts of this Agreement or this Agreement itself as may be requested by governmental entities or as may be required by law, including any Federal or state securities laws or regulations, (b) AutoMD shall not be prohibited from disclosing the terms, amounts and facts of this Agreement or this Agreement itself as may be requested by any person or entity with whom AutoMD is engaged in discussions with concerning any investment in AutoMD or any financing, recapitalization, reorganization, or sale of the capital stock of AutoMD (or any rights thereto) or all or substantially all of the assets of AutoMD and (c) USAP shall not be prohibited from disclosing the terms, amounts and facts of this Agreement or this Agreement itself as may be requested by any person or entity with whom USAP is engaged in discussions with concerning any investment in USAP or any financing, recapitalization, reorganization, or sale of the capital stock of AutoMD (or any rights thereto) or all or substantially all of the assets of USAP.

7.
Entire Agreement. This Agreement, and the other agreements, instruments, or documents executed in connection herewith or delivered at Closing, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede any other agreement with respect hereto and thereto, and there are no other or continuing agreements or understandings between Muzzy-Lyon and/or Fed-Mogul MP, on one hand, and AutoMD and/or USAP, on the other hand, except as expressly recited herein or therein.

8.
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute but one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or PDF shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9.
Legal Advice. Each Party hereto acknowledges that such Party has had the advice of independent counsel selected by such Party in connection with the terms of this Agreement and the other agreements executed in connection herewith, and that no offer, promise, inducement or consideration of any kind or degree, except as expressly stated in this Agreement, has been provided or promised to such Party by any other Party or person in connection with such Party’s entry into this Agreement and the other agreements executed in connection herewith.

10.
Severability. Should any provision of this Agreement be declared and/or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

11.
Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of its agents and representatives. If any Party hereto institutes a proceeding to enforce such Party’s rights in accordance with the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable expenses, including attorneys’ fees, in connection with any such action.

12.
Further Assurances. At any time and from time to time, upon the reasonable request of a Party hereto, each other Party hereto shall promptly execute and deliver all such further agreements, documents, and instruments and take such further action as may be necessary or appropriate to carry out the provisions and purposes of this Agreement or any other agreement executed in connection herewith.

13.
Miscellaneous. This Agreement shall be binding upon, and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and signed by each of the Parties hereto. The failure of any Party to insist upon the strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or any other provision.

14.	Notices. Any notices required to be given pursuant to the provisions hereof shall be given in writing to the parties below by certified mail, return receipt requested, as follows:

If to the AutoMD:
16941 Keegan Avenue Carson, California 90746 Attention: Legal
If to Muzzy-Lyon:
26555 Northwestern Highway Southfield, Michigan 48033 Attention: General Counsel
If to Fed-Mogul MP:
26555 Northwestern Highway Southfield, Michigan 48033 Attention: General Counsel

15.
Third Party Beneficiary. For avoidance of doubt, USAP and the other Released Parties are third party beneficiaries under this Agreement and shall be entitled to the rights and benefits hereunder and may enforce the provisions hereof as if they were parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and entered into as of the day and year first above written.

AutoMD, Inc.
By:/s/ Tracey Virtue
Name: Tracey Virtue
Titles: President
Muzzy-Lyon Auto Parts, Inc.
By:/s/ Michelle Epstein Taigman
Name: Michelle Epstein Taigman
Title: Vice President and Secretary

Federal-Mogul Motorparts Corporation By:

By:/s/ Michelle Epstein Taigman
Name: Michelle Epstein Taigman
Title: SVP, General Counsel and Secretary

Exhibit A

AutoMD Stockholder	Redemption Shares	Aggregate Redemption Amount
Muzzy-Lyon Auto Parts, Inc.	3,000,000	$775,000
Manheim Investments, Inc.	2,000,000	$516,667
Oak Investment Partners XI, L.P.	1,500,000	$387,500
Sol Khazani Living Trust	500,000	$129,167